IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MARYLAND
(Northern Division)

DRIVER OPPORTUNITY PARTNERS I LP, Plaintiff, v. FIRST UNITED CORPORATION, *et al*., Defendants.	Case No. 1:20-CV-2575-RDB

PLAINTIFF'S MEMORANDUM OF LAW IN
OPPOSITION TO FIRST UNITED'S MOTION TO DISMISS

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Plaintiff Driver Opportunity Partners I LP ("Driver") submits this memorandum in opposition to the motion to dismiss (ECF No. 18-1, hereinafter "MTD") filed by Defendants First United Corporation ("First United" or "FUNC") and its directors John Barr, Brian Boal, Kathryn Burkey, Robert Kurtz, John McCullough, Elaine McDonald, Patricia Milon, Carissa Rodeheaver, Gary Ruddell, Robert Rudy, Marisa Shockley, and Andrew Walls (the "Director Defendants").

PRELIMINARY STATEMENT

Defendants' motion trades on a series of false premises. This is not a securities fraud case; Driver did not rely on the knowing falsehoods challenged here. Neither is this a private actor attempting to determine liability under Maryland Financial Institutions Code ("FI") § 3-314; that improper claim is pending separately before the Court. And this is not a fight about nastiness, antipathy, or hurt feelings; rudeness would not be unlawful so long as Defendants were being honest. This case is about First United and its directors' improper tactics to disenfranchise a minority shareholder perceived as a threat to the interests of the incumbent board.

The board is free to make known its disagreement with the views of any shareholder. The board may use unkind language, deride competing positions, or convey skepticism. The board also is free to refrain from commenting on matters that do not bear on the accuracy or completeness of the company's own proxy disclosures. What the board is not free to do is interfere with a dissident shareholder seeking change at the board, whether by using its regulated status to try to prevent a contested election or by disseminating false or misleading statements designed to confuse shareholders and deprive them their right to an informed vote. Otherwise permissible conduct becomes actionable when pursued for the purpose of undermining a shareholder's right to vote. If the board chooses to make voluntary disclosures, then it must disclose all facts necessary to make the statements not misleading, not just those the company regards as most helpful to its position. And once the board makes the decision to disclose a set of facts, it can't lie about them.

Here, Defendants squandered corporate resources for the express purpose of stripping Driver's voting rights and preventing it from nominating candidates for director at the Company's[1] annual meeting. First United repeatedly lied to investors about the voting process, the genesis and impact of the Commissioner's investigation, and Driver's status as a shareholder, thereby tainting the election. Some of those lies were overt; others were by omission; but whether they would support a claim for fraud is beside the point. The directors embarked on a plan to strip Driver's voting and nomination rights while hiding behind non-existent privileges, then lied about both the process they instigated and the outcome. Defendants breached their fiduciary duties of care, loyalty, good faith, obedience and disclosure, abused administrative and judicial processes, and defamed Driver with false statements of fact. The Court should deny Defendants' motion.

BACKGROUND

I. THE PARTIES.

Driver is a minority shareholder of Defendant First United, a Maryland bank holding company listed on Nasdaq under the ticker "FUNC." Compl. ¶ 1. Driver holds about 5.1% of FUNC's outstanding shares, currently valued around $4 million, obtained through open-market purchases. The Director Defendants, except Ms. Milon, served as members of FUNC's board during the period leading up to the June 11, 2020 annual meeting of shareholders. *Id.* ¶ 3. The Director Defendants are elected by shareholders and control FUNC's operations.

In 2019, based on extensive research and analysis, Driver raised concerns about First United's prospects as a standalone enterprise and whether shareholders would be better served by selling to a larger banking organization. Driver also was concerned about First United's poor corporate governance. *Id.* ¶ 23. Driver criticized the Board's excessive tenure, poor risk oversight,

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[1] First United (FUNC) is the holding company for Maryland-based First United Bank & Trust. Driver at times refers to First United as the "bank," as the distinction between parent and subsidiary is immaterial to the dispute.

entrenchment and conflicts of interest, indicating to Driver that the board's overwhelming objective was not to increase shareholder value but to preserve a culture of cronyism. *Id.* Driver expressed these views to Defendant Rodeheaver, chair of FUNC's board and CEO of the corporation, and provided analyses illustrating that a sale could provide shareholders a significant premium over FUNC's then trading price. *Id.* ¶¶ 13, 16. Other shareholders also called on the board to explore a sale. *Id.* ¶ 27. In response, the Director Defendants sought to neutralize what they perceived as a threat to the status quo, including the prospect of being held accountable to shareholders. *Id.* ¶¶ 17, 22, 26, 29–30, 62, 80–89. On November 19, 2019, Driver announced publicly that it intended to nominate three candidates to compete for seats on the board. *Id.* ¶ 32.

II. DEFENDANTS' CAMPAIGN TO DISENFRANCHISE DRIVER.

A. First United Invents A Legal Theory To Invalidate Driver's Shares.

To undermine Driver in the proxy contest and prevent a contested election, First United enlisted company counsel Andrew Bulgin to execute a two-step plan. Step one: manipulate the Commissioner of Financial Regulation into opening an investigation for the purpose of finding Driver in violation of FI § 3-314. Step two: twist FUNC's bylaws in an attempt to invalidate Driver's nomination of candidates for director. *Id.* ¶¶ 33, 60, 64.

Section 3-314 provides that a person who intends to acquire a controlling interest in a Maryland bank or bank holding company must first apply to the Commissioner for him to determine if the proposed acquisition is anticompetitive or a threat to the safety or soundness of the banking institution. A shareholder who makes such a "stock acquisition" in violation of the statute may not vote those shares for five years. FI § 3-314(e).

Driver had not made a "stock acquisition." The term refers to (i) acquiring 25% of the voting stock of a commercial bank, or (ii) otherwise acquiring voting stock that "will affect the power to direct or to cause the direction of the management or policy" of the banking institution

or holding company. FI § 3-314(a)(3)(i), (ii). While federal controlling interest standards are well defined, Section 3-314 does not state what percentage of stock ownership might trigger the pre-approval requirement, and the Commissioner has never promulgated any regulations or opinions identifying some alternative pre-approval threshold. Prior to 2019, the Commissioner had never even opened an investigation into, much less filed a civil action against, any purchaser of shares in a Maryland bank or bank holding company for allegedly failing to pre-clear the purchase of a controlling interest. Compl. ¶ 50. First United also had never before accused its 5% shareholders of acquiring a controlling interest. Whatever the bank might now say *it* thinks the Maryland controlling interest standard should be, it is undisputed that at the time of Driver's investment, *the Commissioner* had never indicated a lower threshold than provided by federal law.

First United did not believe and does not contend that Driver's 5% interest constituted a controlling interest in FUNC. Rather, it crafted the semantic argument that because Driver's communications with company management were intended to "affect" management decisions, they could be construed as attempts to "affect the power to direct or to cause the direction of the management or policy" of the bank—part of the "stock acquisition" definition—ignoring that the full definition refers to a "power to direct . . . policy" flowing from the acquisition. FI § 3-314(a)(3)(ii). Defendants' goal in formulating this theory was to have the Commissioner declare that Driver had not complied with the statute, and that its shares could not be voted.

B. Defendants Pressure The Commissioner To Invalidate Driver's Shares.

In October 2019, Bulgin confirmed with his contacts at the Commissioner's office that Driver had not submitted an application before purchasing its FUNC shares, and then prepared a detailed complaint with exhibits, asking the Commissioner to open an investigation into Driver to strip away Driver's voting rights. Compl. ¶¶ 65–67. On November 1, Bulgin submitted that dossier on behalf of Defendants, arguing that Driver "violated Section 3-314" and "is therefore

prohibited from voting any of its shares . . . for five years." *Id.* ¶ 68. Defendants' explicit purpose for instigating the matter was to prohibit Driver from exercising its shareholder rights. *See id.* ¶ 74 (e-mail from Bulgin noting, in reference to Driver's attempts to persuade First United to adopt a plurality voting standard for contested elections, "this issue completely dissolves if [Driver] is prevented from voting and, thus, making nominations").

First United knew it was targeting a minority shareholder in an attempt to deprive that shareholder of a fundamental right, and it concealed that effort from public scrutiny. Its November 7, 2019 Form 10-Q was silent on the effort, as were its subsequent SEC filings through and including its March 13, 2020 Form 10-K. There, First United specifically discussed risks related to its disagreements with Driver, but declined to tell shareholders that it had requested the investigation. First United instead sought to hide its role—first with an inapplicable bank examination privilege, then by requesting that any correspondence with the Commissioner's office "be blind-copies so that neither [counsel's] name nor the Bank's name is associated with anything you send out." *Id.* ¶¶ 82, 85. The reason for such secrecy was to advance the false impression that the Commissioner's investigation had been opened independent of First United's influence. *Id.* ¶ 81. First United knew that impression was false, as Bulgin reiterated to Commission staff: "[A]s I stated during our meeting, it is extremely important to FUNC that Driver not come away from th[e] meeting feeling that FUNC instigated your investigation." *Id.* ¶ 88.

In January 2020, Defendants enlisted the political help of State Senator George Edwards, Garrett County Delegate Wendell Beitzel, and representatives of Governor Hogan's office, to pressure the Commissioner into taking action against Driver. *Id.* ¶ 96. According to Delegate Beitzel, "[First United] [wasn't] getting the response they thought they should be getting . . . . [so] [t]hey came to us and asked us to intervene and request and put political pressure on the

[Commissioner] to do something to try and help them. . . ." Holden Wilen, *Battle for Control of a Rural Maryland Bank Escalates to Lawsuit, State Investigation*, BALTIMORE BUS. J. (June 2, 2020). First United did not describe any of these efforts in its public disclosures.

After initially declining to act, the Commissioner eventually succumbed to the political pressure mounted by Defendants. On January 21, 2020, his Director of Enforcement notified Driver that the Commissioner's office had opened an investigation under FI § 3-314 into Driver's purchase of FUNC stock. Compl. ¶ 99. The investigation was premised on the theory advanced by First United back in November. *Id.* ¶ 103.

C. **Defendants Caused Voter Confusion By Misrepresenting The Status Of The Investigation And Driver's Right To Nominate Directors.**

First United used the existence of the Commissioner's investigation to call into question Driver's ability to vote and nominate candidates for election to the board. *Id.* ¶ 112. First United's March 30, 2020 preliminary proxy statement instructs shareholders that "[i]f Driver Management is ultimately prohibited from voting its shares of Common Stock or nominating the Driver Nominees, then any proxy that you deliver to Driver Management will be void and your vote will not be counted"—a statement the SEC quickly challenged and required First United to remove. *Id.* ¶ 114. On April 7, 2020, First United issued an amended preliminary proxy statement, citing the mere existence of the investigation as a reason to discount Driver's position. *Id.* ¶ 115. The April 7 proxy asserted that the Company's bylaws permitted nominating director candidates "only if that person is a shareholder who is entitled to vote for the election of directors"—an interpretation the SEC also rejected as not flowing necessarily from the language of the bylaws. *Id.* ¶ 117. In none of these filings did First United disclose that it was the one to request, compile support for, and lobby the Commissioner to open the investigation. Indeed, while the "Background to the Solicitation" section of First United's definitive proxy statement gives an exhaustive

chronology of events leading up to that date, the first mention of any contact with the Commissioner by First United or its agents is a February 19, 2020 meeting between Bulgin and two of the Commissioner's staff. ECF No. 18-2 at 93–98. By omitting any reference to the many prior meetings, phone calls, e-mails and submissions by First United and its proxies, First United leads a reasonable reader to conclude—falsely—that no such contact had occurred.

III. THE COMMISSIONER CLOSED THE INVESTIGATION WITHOUT ANY FINDING OF LIABILITY.

Under continuing pressure from First United and its surrogates, the Commissioner wrote a letter to Driver on May 14, 2020 advising that his staff was recommending a finding that Driver had violated FI § 3-314. Compl. ¶ 124. The Commissioner himself had not reached any conclusions or made any findings, but he indicated that he would consult the state Attorney General's office as to what steps, if any, he should undertake. *Id.* At First United's request, the Commissioner agreed to send a courtesy copy of the letter to First United. *Id.*

Defendants did not get what they wanted—the letter was not a finding of liability by the Commissioner, it advanced no charges and reached no conclusions. But rather than recognize Driver's shareholder rights, First United filed a declaratory action against Driver and its nominees in Garrett County Circuit Court, *First United Corp. v. Driver Opportunity Partners I LP, et al.*, Case No. 11-CV-20-42.[2] First United initially pleaded, falsely, that "[i]t is undisputed that [Driver's] acquisition[] of shares of First United common stock constituted a 'stock acquisition' as defined by FI Article § 3-314(a)." *Id.* ¶ 137. First United also falsely claimed that as of May 20, the *Commissioner* "has determined that [Driver's] stock acquisitions violated FI Article §3-314." *Id.* ¶ 137. First United asked the Circuit Court to declare, based on the Commissioner's

2 Driver removed that action to this Court on September 8, 2020 where it bears Case No. 1:20-cv-2592.

letter, that Driver is prohibited from casting votes at the June 11, 2020 annual meeting, that First United is not required to count Driver's votes at the meeting, and that Driver cannot exercise its voting shares in FUNC for five years. *Id.* ¶ 139.

When First United still believed that it would be able to keep its role secret, the Company made multiple false or materially misleading statements to shareholders about the Company's sponsorship of the investigation and any effect on Driver's shareholder status:

- "First United did not instigate, direct or control the investigation into Driver's acquisition of the Company's shares." *Id.* ¶ 130(a); *id.* ¶ 141(e).
- "[W]e have not sought to unduly influence or control the outcome of this investigation." *Id.* ¶ 127(c); *id.* ¶ 141(h).
- "[N]or did any of First United's executives use their positions or relationships . . . to influence the investigation." *Id.* ¶ 130(b).
- "This is a matter between Driver and the regulator, and Driver is making yet another false assertion to try to blame First United . . . ." *Id.* ¶ 127(c).
- The Commissioner issued letters "in which it concluded . . . that there is sufficient evidence to find" that Driver and its nominees violated FI § 3-314. *Id.* ¶ 141(a).
- Driver cannot exercise its voting shares for five years because it violated FI § 3-314. *Id.* ¶ 141(c).
- "[Driver] is prohibited from voting [at the] . . . Annual Meeting." *Id.* ¶ 141(g).
- "Driver was found to be in violation of Maryland law." *Id.* ¶ 141(f).
- Driver was not operating "within the confines of the law." *Id.* ¶ 141(i).

On May 22, 2020, the Commissioner settled and closed his investigation, explicitly rejecting First United's initial theory that the Commissioner had found Driver in violation of anything: "nothing [in the final order] shall be construed to mean, or to authorize any individual or business entity to assert, that the Commissioner has made any conclusive findings or determination that [Driver] violated FI § 3-314." *Id.* ¶ 145.

IV. FIRST UNITED CONDUCTS THE ELECTION OF DIRECTORS, LABELING DRIVERS' VOTES AND NOMINEES AS PROVISIONAL.

On June 11, 2020, First United conducted the election for four seats on its board. Ten days before the election, First United informed Driver that it would recognize Driver's voting rights as a shareholder only conditionally, and would retain the "right" to invalidate Driver's votes pending the result of its lawsuit premised on the Commissioner having already found Driver in violation of FI § 3-314. *Id.* ¶ 155. First United thus injected doubt into what should have been a settled fact: that the Commissioner had not found Driver in violation of anything. The election tally showed First United's Board-nominated candidates obtaining more votes.

LEGAL STANDARD

On a motion under Rule 12(b)(6), the Court must "accept[] all well-pleaded allegations in the plaintiff's complaint as true and draw[] all reasonable factual inferences from those facts in the plaintiff's favor." *Edwards v. City of Goldsboro*, 178 F.3d 231, 244 (4th Cir. 1999). In evaluating the sufficiency of a complaint, courts require only a "short and plain statement of the claim showing that the pleader is entitled to relief." FED. R. CIV. P. 8(a).

The heightened pleading standard of Rule 9(b) does not apply here, where Defendants concede that Plaintiff "never asserts a federal securities claim." MTD at 10. In the Fourth Circuit, "[i]n evaluating whether a cause of action must be pled with particularity, a court should examine whether the claim requires an essential showing of fraud." *Baltimore Cty. v. Cigna Healthcare*, 238 F. App'x 914, 921 (4th Cir. 2007). Fraud is not an essential element to Plaintiff's claims. The gravamen of the complaint is that the Bank's directors sought to disenfranchise a minority shareholder and wrongfully undermined Driver's proxy contest and its nominations. The claims asserted, *e.g.*, breach of fiduciary duties and abuse of process, are not premised on fraud but rather on Defendants' improper attempts to interfere with Driver's exercise of its rights as an owner of

FUNC's common stock, namely the right to vote and nominate candidates for election to director. The fact that Defendants made false and misleading statements in their SEC filings and press releases does not raise the pleading standard.[3] *See Garnitschnig v. Horovitz*, 48 F. Supp. 3d 820, 832 (D. Md. 2014) (rejecting defendants' argument that the entirety of plaintiff's complaint must meet the Rule 9(b) pleading standard where only one claim involves the duty of candor); *see also Vess v. Ciba-Geigy Corp. USA*, 317 F.3d 1097, 1104–05 (9th Cir. 2003) ("Allegations of non-fraudulent conduct need satisfy only the ordinary notice pleading standards of Rule 8(a)."). And even Defendants recognize, MTD at 11 n. 7, that in the Fourth Circuit there is no "special pleading requirement for defamation" even though that tort involves a defendant making false statements. *See Wuchenich v. Shenandoah Mem'l Hosp.*, 215 F.3d 1324 (4th Cir. 2000); *Hatfill v. N.Y. Times Co.*, 416 F.3d 320, 329 (4th Cir. 2005) ("While the Federal Rules of Civil Procedure require more specific pleading in certain cases, defamation cases are not among them.").

Defendants cite inapposite securities fraud cases in which the plaintiffs' allegations are "part of a single, coordinated scheme to defraud investors" and are "exactly the same as plaintiffs' allegations of fraud under the Exchange Act," *Cozzarelli v. Inspire Pharm. Inc.*, 549 F.3d 618, 629–30 (4th Cir. 2008); *In re Under Armour Sec. Litig.*, 342 F. Supp. 3d 658, 674 (D. Md. 2018). MTD at 10. This is not such a suit. Defendants acted for the benefit of entrenched incumbent directors to tortiously deny Driver the power to exercise its voting and nomination rights—by

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[3] While Plaintiff is not currently seeking relief for securities fraud, there would be ample basis to do so. Section 13(a) of the Exchange Act and related rules require every issuer of registered securities to file periodic reports on Form 10-K, Form 8-K, and Form 10-Q. *See* 5 U.S.C. § 78m(a); 17 C.F.R §§ 240.13a-1, 240.13a111, 240.13a-13. Rule 12b-20 also "requires the issuer to disclose any material information as may be necessary to ensure that the reports are not misleading." 17 C.F.R. § 240.12b-20. *See also, e.g., Sec. & Exch. Comm'n v. Savoy Indus., Inc.*, 587 F.2d 1149, 1165 (D.C. Cir. 1978) ("The reporting provisions . . . are satisfied only by the filing of complete, accurate, and timely reports."). As to proxy solicitations in particular, Rule 14(a)-9 prohibits making false and misleading statements. 17 C.F.R § 240.14(a)-9. Here, Plaintiff asserts that Defendants' omissions and false and misleading statements violate fiduciary duties owed by Director Defendants as well as the standard of conduct in CA § 2-405.1(a)—including that such omissions and statements violate Director Defendants' obligation to act "in good faith" and reasonably "in the best interests of the corporation."

instigating a government investigation, misrepresenting its effect, lying about their own role in its genesis, and then perpetuating debunked claims. The allegations that Defendants say "sound[] in fraud" relate to First United's unsuccessful cover-up of its central role. Although other shareholders and the SEC may eventually sue on a fraud theory, Driver has elected to bring a direct action because it suffered a distinct harm. Driver's claims are not premised on fraud so its complaint is assessed under the general pleading standard on a motion to dismiss.[4]

ARGUMENT

I. FIRST UNITED'S DIRECTORS BREACHED THEIR FIDUCIARY DUTIES TO DRIVER (COUNT I).

Maryland courts recognize an independent cause of action for a breach of fiduciary duty. *Plank v. Cherneski*, 469 Md. 548, 597 (2020). A fiduciary duty claim involves three elements: "(i) the existence of a fiduciary relationship; (ii) breach of the duty owed by the fiduciary to the beneficiary; and (iii) harm to the beneficiary." *Id.* at 599. Driver has pleaded sufficient facts to make each showing.

A. The Directors Owe Fiduciary Duties To Driver.

The Director Defendants owe Driver fiduciary duties of obedience, care, loyalty, good faith and fair dealing, and disclosure. *See Toner v. Balt. Envelope Co.*, 498 A.2d 642, 648 (Md. 1985). Section 2-401(a) of the Maryland Corporations and Associations Article sets out the expectation that "[t]he business and affairs of a corporation" be managed by a board of directors. In undertaking those managerial decisions, directors owe shareholders the duty of care, which the

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[4] Driver also pleaded First United's fraudulent conduct with particularity under the inapplicable Rule 9(b) standard. Driver identified specific SEC filings and press releases that "include the time, place and contents of the false representation." *Superior Bank, F.S.B. v. Tandem Nat'l Mortg., Inc.*, 197 F. Supp. 2d 298, 313–14 (D. Md. 2000). *E.g.*, Compl. ¶¶ 70, 127 & 141 (Defendants stating "First United did not instigate the Investigation"; "Driver was found to be in violation of Maryland law"; and "[Driver] is prohibited from voting its shares at the Company's upcoming Annual Meeting."). For Rule 9(b), that is enough "to provide the defendant with sufficient notice of the basis for the plaintiff's claim." *Harrison v. Westinghouse Savannah River Co.*, 176 F.3d 776, 784 (4th Cir. 1999).

legislature codified under Section 2405.1(a). *Mona v. Mona Elec. Grp, Inc.*, 176 Md. App. 672, 695–96 (Md. Ct. Spec. App. 2007). To fulfill this duty of care, directors must perform their managerial acts in good faith, in a manner they believe reasonably to be in the best interest of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. MD. CODE ANN., CORPS. & ASS'NS ("CA") § 2-405.1(a). Directors stand in a fiduciary relationship to the company's shareholders, imposing on directors the duties of care, loyalty, and good faith. *Storetrax.com, Inc. v. Gurland*, 397 Md. 37, 53 (Md. 2007); *Mona*, 176 Md. App. at 695. A director's fiduciary relationship "carries with it the requirement of utmost good faith and loyalty and the obligation . . . to make full disclosure of all known information that is significant and material to the affairs . . . of (the fiduciary relationship)." *Impala Platinum Ltd. v. Impala Sales (U.S.A.), Inc.*, 283 Md. 296, 324 (Md. 1978). Corporate directors do "not have unlimited authority" because "[t]hey are subject to fiduciary duties." *Sutton v. FedFirst Fin. Corp.*, 226 Md. App. 46, 75 (Md. Ct. Spec. App. 2015).

Despite these established statutory and common law rights, Defendants grossly misstate Maryland law to suggest an absolute bar against direct shareholder action. MTD at 14–15. Maryland courts repeatedly have held that shareholders may bring direct actions against directors where, as here, the shareholder "has suffered an injury distinct from the corporation." *Oliveira v. Sugarman*, 451 Md. 208, 242 (Md. 2017); *Shenker v. Laureate Educ., Inc.*, 411 Md. 317, 332 (Md. 2009). In *Shenker*, the Maryland Court of Appeals explicitly rejected Defendants' argument that "Maryland law provides that [fiduciary] duties do not extend beyond the corporation," MTD at 14, by reversing a lower court decision rejecting a direct action against corporate directors for violations of fiduciary duties, *Shenker*, 411 Md. at 332. The Court of Appeals made clear that CA § 2-405.1(g) "governs the duty of care owed by directors when they undertake managerial

decisions on behalf of the corporation" and that directors owe certain fiduciary duties to the shareholders. *Id.* at 338, 341. *Shenker* and *Oliveira* foreclose Defendants' argument.

Tellingly, in 2016, the Maryland General Assembly incorporated the *Shenker* court's holding into the CA code. When *Shenker* was decided, CA § 2-405.1(g) stated: "Nothing in this section creates a duty of any director of a corporation enforceable otherwise than by the corporation or in the right of the corporation." CA § 2-405.1(g) (1975, 2007 Repl. Vol.). The legislature amended the statute in 2016 to specifically drop that provision, replacing it with this language: "This section . . . [i]s the sole source of duties of a director to the corporation *or the stockholders of the corporation*, whether or not a decision has been made to enter into an acquisition or a potential acquisition of control of the corporation or enter into any other transaction involving the corporation." CA § 2-405.1(i)(1) (2016) (emphasis added). When a legislature alters the words of a statute, courts "presume it intends its amendment to have real and substantial effect." *Stone v. I.N.S.*, 514 U.S. 386, 397 (1995). So contrary to Defendants' cherry-picked excerpts from pre-amendment cases, *e.g.*, *Werbowsky v. Collomb*, 362 Md. 581, 599 (Md. 2001), Maryland law unequivocally recognizes that directors owe fiduciary duties to shareholders, not just to the company. *See Oliveira*, 451 Md. at 246 (applying *Shenker* and holding that shareholders may "bring a direct claim" when they have suffered distinct harm).

B. <u>The Directors Breached Their Duties By Attempting to Disenfranchise Driver And Devalue Its Voting Stock.</u>

The shareholder franchise is a cornerstone of corporate democracy that cannot be subjugated to the board's desire to remain in control. Directors are not permitted to take actions that entrench themselves because "[s]tockholders elect directors, not the other way around." *Pell*

v. Kill, 135 A.3d 764, 769–70 (Del. Ch. 2016).[5] By instigating an investigation against Driver with the motive of entrenchment, the Director Defendants wrongfully worked to chip away at Driver's voting rights. This is a classic *Blasius* situation; the Director Defendants undermined "the integrity of the shareholder voting process" and "interfer[ed] with the effectiveness of a stockholder vote." *Blasius Indus. v. Atlas Corp.*, 564 A.2d 651, 658–59 (Del. Ch. 1988). Under Maryland law, "[a] shareholder may bring a direct action . . . [when] he has suffered 'an injury that is separate and distinct from any injury suffered either directly by the corporation or derivatively by the stockholder because of the injury to the corporation.'" *Mona*, 176 Md. App. at 697 (quoting James J. Hanks, Jr., MARYLAND CORP. LAW § 6.8, at 183). Where "the rights attendant to stock ownership are adversely affected, shareholders generally are entitled to sue directly." *Shenker*, 411 Md. at 345.

The underhanded tactics employed by the Board in its campaign against Driver constitute breaches of their fiduciary duties as directors. The Director Defendants breached their duty of loyalty because they wrongfully worked to prevent the effectiveness of Driver's vote and proxy contest. *See Blasius*, 564 A.2d at 663. Driver adequately alleged that Individual Defendants enlisted outside counsel, Bulgin, to develop a plan to "protect" the bank and their incumbency from shareholder scrutiny. Compl. ¶¶ 33, 60. Bulgin therefore served as the directors' agent in this secret campaign to invalidate and disenfranchise a dissident shareholder's voting stock. *See Schatz v. Rosenberg*, 943 F.2d 485, 495 (4th Cir. 1991) ("a lawyer may act as an agent for a client"); *see also* RESTATEMENT (THIRD) OF THE LAW GOVERNING LAWYERS, ch. 2 Introductory Note (2000) ("A lawyer is an agent . . . ."). Principals (the Director Defendants) are liable when

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[5] Maryland courts look to Delaware law for guidance on issues of corporate law. *See Shenkner*, 411 Md. at 338 n. 14 ("This Court has noted the 'respect properly accorded Delaware decisions on corporate law' ordinarily in our jurisprudence.") (quoting *Werbowsky v. Collomb*, 362 Md. 581, 618 (Md. 2001)).

their agent (Bulgin) acts with apparent authority and commits torts. *See Am. Soc. of Mech. Engineers, Inc. v. Hydrolevel Corp.*, 456 U.S. 556, 565–66 (1982); *id.* ("[I]f an agent is guilty of defamation, the principal is liable so long as the agent was apparently authorized to make the defamatory statement.").[6] And the Director Defendants here were either personally involved in the scheme or sanctioned it. *E.g.*, Compl. ¶¶ 98, 101 (Director Rodeheaver met with Senator Edwards, Delegate Beitzel, Secretary Robinson, and representatives of the Governor's Office regarding the Commissioner's investigation); *id.* ¶¶ 107–08 (Director Ruddell lobbying Senator Edwards and Delegate Beitzel through email, with other FUNC directors copied). Obstruction of "the legitimate efforts of dissident stockholders in the exercise of their rights to undertake a proxy contest against management . . . are inequitable purposes, contrary to established principles of corporate democracy . . . and may not be permitted to stand." *Schnell v Chris-Craft Industries*, 285 A.2d 437, 439 (Del. 1971). Instances of director disloyalty include motives of entrenchment. *Cede & Co. v. Technicolor, Inc.*, 634 A.2d 345, 363 (Del. 1993). And the Director Defendants' motive in dispatching Bulgin to interfere with Driver's voting rights is a question of fact that must be decided by the jury. *See Tenax Corp. v. Tensar Corp.*, 743 F. Supp. 1204, 1208 (D. Md. 1990) ("Questions of good faith, intent to deceive, scienter, and honest mistake are all questions of fact.").

The Director Defendants also breached their related duties of care, good faith, and obedience. Section 2-405.1(a) governs the duty of care owed by directors when they undertake managerial decisions on behalf of the corporation. *Shenker*, 411 Md. at 337–38. A director is

[6] Defendants' challenge that Driver did not allege separate acts by each director (MTD at 11) not only ignores the unitary nature of actions taken by the board but also appears to rest on the dubious premises that Bulgin spoke on behalf of the board without its approval, and the company's SEC filings were not authorized. *See* 3 FLETCHER CYC. CORP. § 837 ("Corporate officers and directors are charged with full knowledge of the conduct of the affairs of the corporations of which they are members, and they cannot be heard to say that they have nothing to do with the management of the business. Thus, where knowledge of alleged specific unlawful acts committed by a corporation and its individual directors is imputed to each of the directors as a matter of law, the allegations averred against the defendants as a group are sufficient to support a reasonable inference of wrongdoing as to each of the individual directors.").

presumed to perform his duties in good faith, in a manner he reasonably believes to be in the best interest of the corporation, and with the care that an ordinarily prudent person in a like position would use under the circumstances. *See* CA § 2-405.1(a), (e). This business judgment rule applies to a director's duty of care obligations, but "it does not abrogate a director's duty of loyalty." *Goldstein v. Berman*, 2014 WL 824050, at *5 (D. Md. Feb. 28, 2014). Where the directors act for the purpose of entrenchment and disenfranchisement, the board breaches its duty of care unprotected by the business judgment rule because the directors' action is not made with "honest judgment in the lawful and legitimate furtherance of corporate purpose." *Int'l Banknote Co. v. Muller*, 713 F. Supp. 612, 625–26 (S.D.N.Y. 1989) (citing *Hanson Trust PLC v. ML SCM Acquisition, Inc*., 781 F.2d 264, 274 (2d Cir. 1986)). "[T]he deferential traditional business judgment rule standard is inappropriate when a board of directors acts for the primary purpose of impeding or interfering with the effectiveness of a shareholder vote." *MM Companies, Inc. v. Liquid Audio, Inc.*, 813 A.2d 1118, 1128 (Del. 2003).

Apart from such subjective bad faith, it is difficult to see how it could possibly be "in the best interests of the corporation" under Section 2-405.1(c)(2) for the board to cause First United to file false and misleading statements in connection with a proxy solicitation, thereby exposing the company to SEC enforcement action or liability claims brought by other shareholders. *See* 5 U.S.C. § 78m(a); 17 C.F.R §§ 240.12b-20, 240.13a-1, 240.13a-13 and 240.14a-9.[7] And violating SEC prohibitions on false or misleading statements in proxy materials also separate breaches the

[7] By claiming a unilateral right to determine that a shareholder has violated FI § 3-314 and thereby prohibit all shareholders' votes from counting if cast in favor of that shareholder's nominees, Defendants also have violated Nasdaq Rule 5640. *See generally* https://listingcenter.nasdaq.com/rulebook/Nasdaq/rules/Nasdaq-5000#nasdaq-rule_5600 ("Voting rights of existing Shareholders . . . cannot be disparately reduced or restricted through any corporation action or issuance."). By making such claims, Defendants not only exposed First United to enforcement action by Nasdaq Regulation, but risked the possibility of delisting from Nasdaq—an event that would injure all shareholders with the resulting havoc in the trading price and liquidity for FUNC, and likely impair First United's ability to raise capital if needed in the future. Such a result is plainly not in the best interests of the corporation.

duty of obedience, which requires directors to act within the scope of the corporation's bylaws and "obey all laws and regulations that apply to the corporation's business." LAW OF CORP. OFFICERS & DIR.: INDEMN. & INS. § 1:36; *see also, e.g. Tow v. Bulmahn*, 2016 WL 1722246, at *16 (E.D. La. Apr. 29, 2016) (noting violation of a statute constitutes breach of the duty of obedience).

Whether the Director Defendants acted in good faith presents a question of fact, which is inappropriate to resolve at the pleading stage. *See Sky Angel U.S., LLC v. Discovery Commc'ns, LLC*, 2013 WL 3465352, at *5 (D. Md. July 9, 2013) ("Good faith is a question of fact."); *O'Reilly v. Bd. of Child Care of United Methodist Church, Inc.*, 2020 WL 5913242, at *4 (D. Md. Oct. 6, 2020) ("Factual questions that preclude summary judgment are certainly not capable of resolution at the motion to dismiss stage.").

Finally, the Director Defendants violated the duty of disclosure. Maryland courts recognize that "directors of a corporation stand in a sufficiently confidential relation to the corporation's stockholders to impose a duty upon them to reveal all facts material to the corporate transactions." *Shenker*, 411 Md. at 338 (citing *Parish v. Maryland & Virginia Milk Producers Ass'n*, 250 Md. 24, 74 (1968)). In this case, the Director Defendants covered up their role in instigating the Commissioner's investigation into Driver. Defendants' motivation was to avoid having to disclose that First United conceived of and pressed for the investigation, because they knew that proxy advisory firms and others would view such conduct as against notions of equity, good corporate governance, and fairness to shareholders.[8] Compl. ¶ 84; *see also id.* ¶ 181 (telling Commissioner's staff "it is extremely important to FUNC that Driver does not" feel that "FUNC

[8] Defendants' attempt to hide the role they played in the Commissioner's investigation also evidences the "furtive design" characteristic of bad faith. *See, e.g., In re Walt Disney Co. Derivative Litigation (Brehm v. Eisner)*, 906 A.2d 27, 75 (Del. 2006) (noting that "bad faith is 'not simply bad judgment or negligence,' but rather 'implies the conscious doing of a wrong because of dishonest purpose or moral obliquity . . . it contemplates a state of mind affirmatively operating with furtive design or ill will.'") (quoting *Desert Equities, Inc. v. Morgan Stanley Leveraged Equity Fund, II, L.P.*, 624 A.2d 1199, 1208, n. 16 (Del. 1993)).

instigated [the] investigation."). The Director Defendants have a fiduciary duty to disclose such information because it has a significant effect upon a stockholder vote.

C. **<u>The Directors Wrongfully Delegitimized Driver's Proxy Campaign And Devalued Its Voting Stock.</u>**

The Director Defendants "imped[ed] and interfere[ed] with the efforts of the shareholder's power to effectively exercise [its] voting rights in a contested election for directors." *MM Companies*, 813 A.2d at 1132. As a minority shareholder of First United, Driver is entitled to an "unimpeded right" to nominate and "vote effectively in an election of directors." *Id.* at 1127. Part of that right is to launch a campaign for an election of directors if it is displeased with the current management of the company. And part of that campaign is the nomination of qualified directors.

The results of the June 11, 2020 election for directors and the campaign leading up to that election have been tainted by the Director Defendants' wrongdoing. Driver owns about 5.1% of First United's stock and expended considerable resources supporting its three nominees. But throughout this proxy contest, the Director Defendants have misrepresented Driver's voting and nomination rights to other shareholders. *See* 17 C.F.R. § 240.14a(9) (prohibiting proxy statements from containing any false or misleading statements regarding a material fact). Almost two months before the election, First United injected confusion into Driver's nominations, telling shareholders that "[i]f Driver Management is ultimately prohibited from voting its shares of Common Stock or nominating the Driver Nominees, then any proxy that you deliver to Driver Management *will be void and your vote will not be counted*." Compl. ¶ 114 (emphasis added). That statement is not only intended to undermine shareholders' ability to cast an unfettered vote, but it is also wrong—so wrong that the SEC required First United to remove that false statement. *Id.* Even with its amended filing, First United continued to confuse shareholders, warning voters that an adverse finding by the Commissioner as to Driver's voting stock could invalidate the candidacy of Driver's

nominees. Once again, SEC asked First United to retract its unsupported statement. *Id.* ¶ 117. About three weeks before the election, First United filed yet another supplemental proxy statement containing misleading or false information. It told shareholders that *the Commissioner* "concluded . . . that there is sufficient evidence to find" that Driver and its nominees violated FI § 3-314 and that Driver cannot exercise its voting shares for five years. *Id.* ¶¶ 141(a)&(c). The Commissioner's Final Order—explicitly stating that he has not and will not make any findings that Driver violated FI § 3-314—proves these statements to be false.

Even after the Commissioner's final order, Defendants persisted to cause shareholders to doubt the validity of Driver's nominations. On June 1, 2020, 10 days before the annual meeting, First United stated it would only conditionally recognize Driver's voting rights as a shareholder, but that it would retain the "right" to invalidate Driver's votes (and any votes cast for the candidates it nominated) pending the result of the Garrett County action. *Id.* ¶ 155. By stating that both Driver's votes and the votes of every shareholder cast in favor of Driver's nominees would be "conditional," and that their validity would be revisited only after a ruling in the Garrett County action, First United falsely communicated to shareholders that their votes might not count, causing voter confusion. *See id.* ¶¶ 151, 159. The precise extent of such actual confusion will have to await discovery, because First United has refused to provide Driver a list of shareholders, but as Defendants' case authority recognizes, MTD at 16, "[o]f course, it is not necessary to show that a substantial number of stockholders was actually deceived . . . ; petitioner is entitled to the court's interposition upon a reasonable showing that they might have been." *Goldfield Corp. v. Gen. Host Corp.*, 29 N.Y.2d 264, 271 (N.Y. 1971). Even after the election, First United represented that the election results "are subject to recertification," Compl. ¶ 160, and First United continues to attempt to undermine Driver's voting rights through the parallel case in this court.

Because of the Director Defendants' tortious action and their breaches of fiduciary duties, Driver did not receive a fair election for its nominees. And given the repeated instances leading to voter confusion, it is plausible that the June 11, 2020 election results would be different but for Defendants' misrepresentations and concocted investigation. *See also Gen. Time Corp. v. Talley Indus.*, 403 F.2d 159, 162 (2d Cir. 1968) ("The test . . . is whether . . . there is a substantial likelihood that the misstatement . . . may have led a stockholder to grant a proxy to the solicitor or to withhold [it] . . . whereas in the absence of this he would have taken a contrary course."). Even after the election, First United continues to label Driver's shareholder status and attendant rights with a disclaimer—that any shareholder support for Driver could be suddenly suspended. Defendants have handicapped Driver's right to organize another proxy contest. That is a shabby way for the Board to treat a minority shareholder, in breach of their fiduciary duties, and effectively causes Driver's shares to be inferior and less valuable. *See Philips N. Am. LLC v. Hayes*, 2020 WL 5407796, at *13 (D. Md. Sept. 9, 2020) ("If a plaintiff describes a fiduciary relationship, identifies a breach, and requests a remedy historically recognized by statute, contract, or common law applicable to the specific type of fiduciary relationship and the specific breach is alleged, a court should permit the count to proceed.") (citing *Plank*, 469 Md. at 599). Accordingly, Driver has an actionable claim against the Directors for breach of fiduciary duties.

D. <u>The Exculpatory Clause In First United's Articles of Incorporation Does Not Warrant Dismissal.</u>

The Director Defendants are mistaken that the exculpation clause in First United's charter shields them from liability. Under Maryland law, a corporation's charter may limit the liability of directors for money damages except to the extent that (1) the directors received "an improper benefit or profit in money, property, or services" or (2) engaged in "active and deliberate

dishonesty." MD. CODE ANN., CTS. & JUD. PROC. ("CJ") § 5-418(a)(1)&(2). The statute does not apply here for four reasons.

First, an exculpatory provision may shield the corporation's director from monetary damages *only* arising out of breaches of the duty of care—it does not apply to breaches of the duty of loyalty, claims for acts constituting bad faith, and claims for the receipt of improper benefit. *In re Frederick's of Hollywood, Inc.*, 2000 WL 130630, at *6 (Del. Ch. Jan. 31, 2000); *UFCW Local 1500 Pension Fund v. Mayer*, 2016 WL 6122458, at *13 (N.D. Cal. Oct. 19, 2016) ("dismissal of claims based upon an exculpatory provision is appropriate only when a complaint exclusively pleads exculpated breach of due care claims"); *see also* LAW OF CORP. OFFICERS & DIR.: INDEMN. & INS. § 3:75. Driver pleaded that the Director Defendants breached not only the duty of care, but also of loyalty, good faith, disclosure, and obedience, as well as other claims. *See* Compl. ¶ 164.

Second, the complaint raises numerous instances in which the Director Defendants engaged in deliberate dishonesty and made false or misleading statements in First United's proxy materials and press releases. *E.g.*, Compl. ¶¶ 127, 130, 141 (stating that First United did not instigate the Commissioner's investigation of Driver and that Driver "is prohibited from voting its shares at the Company's upcoming Annual Meeting"). Their false or misleading statements led to confusion among shareholders and casted uncertainty on the validity of Driver's nominations. To allow the Defendant Directors to retain the director seats they won by wrongful and dishonest means would confer upon them an improper benefit. Courts have found that the exculpatory clause does not apply where "[d]efendants acted dishonestly in concealing facts from the public." *See Felker v. Anderson*, 2005 WL 602974, at *3 (W.D. Mo. Feb. 11, 2005) (applying Maryland law and denying defendants' motion to dismiss because § 5-418 does not shield directors from liability arising from

dishonest acts), *abrogated on other grounds by Gomes v. Am. Century Companies, Inc.*, 710 F.3d 811, 817 (8th Cir. 2013).

Third, to the extent it applies, Section 5-418 limits only "money damages," not equitable relief. CJ § 5-418(a); *accord* MTD, Ritchie Decl., Ex. I (First United's Amended and Restated Articles of Incorporation, Article Ninth). In this case, Driver seeks both money damages and vacatur of the results of First United's June 11, 2020 election for a new election. Compl. at 56. Thus, even if the Directors were immune from paying, Driver is still entitled to equitable relief.

Finally, courts have held that reliance on the exculpatory clause is premature at the motion to dismiss stage. *Kurlander v. Kaplan*, 2019 WL 3944335, at *6 (M.D. Fla. Aug. 21, 2019) (applying CJ § 5-418); *Malpiede v. Townson*, 780 A.2d 1075, 1092 (Del. 2001) ("In the case of a Rule 12(b)(6) motion, [if a charter provision limiting director liability] is raised for the first time in the motion or brief in support of the motion, it is a matter outside the pleading."); *see also In re Terra Indus., Inc. S'holder Litig.*, No. 24-C-10-001302, slip op. at *8, 14–15 (Cir. Ct. Balt. City July 14, 2010) ("[T]he exculpatory clause may form the basis for granting a motion for summary judgment."). Driver is entitled to the benefit of discovery to prove the Director Defendants' wrongdoing. The Court should deny Defendants' motion to dismiss.

II. DEFENDANTS MISUSED REGULATORY AND LITIGATION PROCESSES (COUNTS II–IV).

Maryland law recognizes an abuse of process action where (1) "the defendant wilfully [*sic*] used process after it has issued in a manner not contemplated by law"; (2) "the defendant acted to satisfy an ulterior motive"; and (3) "that damages resulted from the defendant's perverted use of process." *One Thousand Fleet Ltd. P'ship v. Guerriero*, 346 Md. 29, 38 (Md. 1997). Driver has stated a claim for abuse of both the administrative process and judicial process (Counts II–III).

Driver has a cognizable claim for Defendants' abuse of the Commissioner's regulatory process. Under Maryland law, the Commissioner performs a quasi-judicial function where he may "determine[] that a person has engaged in an act or practice constituting a violation of a law, regulation, rule or order over which the Commissioner has jurisdiction," and may "without a prior hearing, [issue] a summary order directing the person to cease and desist from engaging" in certain activities. FI §§ 2-115(a), 2-114(a). "[T]he Commissioner may administer oaths and affirmations, subpoena witnesses, compel witness attendance, take evidence, and require the production of books, papers, correspondence, memoranda, agreements, or other documents or records that the Commissioner considers relevant or material to the inquiry." *Id.* § 2-114(b). After examining the law and facts, the Commissioner may "suspend or revoke the license of the person" or "issue a penalty order against the person." *Id.* § 2-115(b)(2), (3). The Commissioner's authority in this respect is the same as the Maryland circuit court's under FI § 2-116. Driver may therefore pursue an action against Defendants for abusing the regulatory process before the Commissioner just as it may for abuse of judicial process. *See Hillside Assocs. v. Stravato*, 642 A.2d 664, 669 (R.I. 1994) (recognizing abuse of administrative process claim in "quasi-judicial contested administrative determinations or proceedings that establish the legal rights, duties, or privileges of a party after a hearing and that embody sufficient attributes of judicial proceedings.").

Driver has alleged each element for abuse of process as it relates to both the Commissioner's activity and the declaratory judgment action. Defendants sought to use both the Commissioner's office and the Circuit Court of Garrett County for the purpose of defeating Driver in the proxy contest. The primary function of the Commissioner is to assure the safety and soundness of state-chartered financial institutions—not to further the entrenchment of board directors. Defendants cannot use the adjudicatory power of an agency or a court as a tactical

weapon for the ulterior motive of entrenchment by disenfranchising a shareholder (or attempting to). Defendants' citation to *Al Hamilton Contracting Co. v. Cowder*, 644 A.2d 188, 190 (Pa. Super. 1994), is inapposite because the defendants there actually suffered an injury from contaminated well water that damaged their properties, so they filed a complaint. Here, Defendants do not allege any harm resulting from Driver not obtaining prior clearance from the Commissioner. When the Commissioner initially refused to pursue any action against Driver, Defendants mounted political pressure for the agency to act, and only filed a lawsuit after the Commissioner declined to strip Driver's shareholder rights. *See* Compl. ¶¶ 92, 96–108. Defendants sued for the purpose of silencing a vocal shareholder, making false or misleading statements in its complaint to confuse voting shareholders on the eve of an election. *See id.* ¶ 138 (Defendants pleading the Commissioner "has determined that [Driver's] stock acquisitions violated FI Article § 3-314."). From this, a reasonable factfinder could find that Defendants had ulterior motives when they commenced agency action and legal action, and Driver is entitled to discover such facts. *See Harrods Ltd. v. Sixty Internet Domain Names*, 302 F.3d 214, 247 (4th Cir. 2002) ("[S]ummary judgment prior to discovery can be particularly inappropriate when a case involves complex factual questions about intent and motive."). And Driver has incurred special damages, including expenses related to a costly proxy contest that was undermined by Defendants' abuse of processes.

Separately, Driver has pleaded sufficient facts to support a malicious prosecution or malicious use of process claim (Count IV). Under Maryland law, malicious use of process has five elements: (1) a civil proceeding instituted against the plaintiff; (2) without probable cause; (3) with malice; (4) that terminated in favor of the plaintiff; and (5) that inflicted a special injury upon the plaintiff which would not necessarily result in all such suits. *One Thousand Fleet*, 346 Md. at 36–37. Defendants concede that Driver meets the first element, MTD at 21, and as

described above, Driver has incurred special damages arising from the proxy contest that was undermined by Defendants' commencement of the declaratory judgment action for the malicious purpose of disenfranchising Driver's voting rights. Defendants' assertion of "probable cause" that Driver violated FI § 3-314 is mere pretext to cover up Defendants' ulterior motive, especially where the Commissioner himself expressed doubt whether he could prove a violation under Defendants' theory of liability without trampling on Driver's Fourteenth Amendment rights. *See* Compl. ¶ 92; *see also* Wilen, *supra*, *Battle for Control* ("[First United] [wasn't] getting the response they thought they should be getting . . . ."). The Commissioner has never found a violation of FI § 3-314, nor has the Office ever required pre-approval from other shareholders of Maryland banks who own more than 5%. *See* Compl. ¶ 52. And no court has ever adopted Defendants' strained theory that 5% stock ownership triggers a FI § 3-314 violation, particularly in the face of federal standards providing otherwise. A 5% ownership obviously is not 25% and cannot "affect the power to direct . . . the management or policy of" First United. *Id.* § 3-314(a)(3)(i), (ii). The recommendation of the Commissioner's staff does not matter, as they are not the Commissioner, and their "findings" in any event are tainted by Defendants' political maneuvering and inconsistent with the Attorney General Office's review. *Id.* ¶ 92. Defendants' novel theory of liability is not "probable cause."

As to the final factor—favorable termination of the action—Defendants amended their complaint and abandoned their original claim in the declaratory action, which purported to seek enforcement of a determination they alleged the Commissioner had already made—"that [Driver's] stock acquisitions violated FI Article § 3-114." *See id.* ¶ 138. Defendants' voluntary termination of their earlier claim in their original complaint is a resolution in Driver's favor. Defendants have abused and maliciously used the administrative and judicial processes.

III. DEFENDANTS DEFAMED DRIVER (COUNTS V–VI).

A. Maryland Law Governs Driver's Defamation Claims.

As a federal court sitting in diversity, this Court applies Maryland's choice-of-law rules. *Wells v. Liddy*, 186 F.3d 505, 521 (4th Cir. 1999). For tort claims such as defamation, Maryland generally adheres to the First Restatement *lex loci delicti commissi* rule, applying the law of the place of the harm—typically, the place where the defamatory statement was published and seen by non-parties. *Id.* at 521–22 (reversing the district court for applying the law of plaintiff's residence (Louisiana) in favor of law where statement occurred (Virginia)). When a defamatory statement is published simultaneously in multiple jurisdictions, the *lex loci delicti commissi* test can be cumbersome and unworkable. As Maryland "has not yet promulgated a unique choice of law rule made applicable to multistate defamation cases," this Court must instead apply the "most significant relationship test" from the Second Restatement, as the Fourth Circuit has predicted the Maryland Court of Appeals would do. *Id*. at 527.

The Second Restatement recommends that a defamatory "aggregate communication"—*i.e.*, a communication published in multiple jurisdictions simultaneously—be governed by the "local law of the state which, with respect to the particular issue, has the most significant relationship to the occurrence and the parties." Restatement (Second) of Conflict of Laws § 150(1). "A state, which is not the state of the plaintiff's domicile, may be that of most significant relationship if it is the state where the defamatory communication caused plaintiff the greatest injury to his reputation." *Id.* § 150 cmt. F. This could occur where, for instance, "the matter claimed to be defamatory related to an activity of the plaintiff that is principally located in this state." *Id.*

Maryland law governs here. Maryland is the epicenter of this dispute; the defamatory statements relate to Driver's conduct in Maryland *vis-à-vis* a Maryland law; and Driver's

reputation has suffered the greatest in the Maryland market. Defendant First United is a Maryland bank holding company—the publicly-traded parent of Maryland-chartered First United Bank & Trust, a depository institution based in Garrett County, Maryland. Compl. ¶ 2. First United primarily serves the Maryland market. *See id.* As a bank holding company, the Maryland Commissioner is First United's primary state regulator, and it was the action (and inaction) by the Commissioner that provides the predicate for the bulk of Defendants' defamatory statements. *Id.* ¶¶ 2; *see, e.g.*, 141(a), 141(b), 141(f). The majority (83%) of First United's directors are domiciled in Maryland.[9] *Id.* at 1–2. The Annual Meeting of Shareholders, including the one impacted by Defendants' defamation, occurs in Oakland, Maryland. ECF No. 18-2 at 81. Most significantly, the defamatory statements relate to Driver's activities principally located in Maryland.

Defendants' assertion of New York law relies on a misapplication of corporate citizenship law. *See* MTD at 23 ("For corporate plaintiffs, residence is determined by the entity's principal place of business. For Driver, this is New York." (internal citation omitted)). Driver is a limited partnership, not a corporation, Compl. ¶ 1, and therefore its "citizenship is determined by considering the citizenship of all of its partners, both general partners and limited partners." *Schaftel v. Highpointe Bus. Tr.*, 2012 WL 219511, at *1 (D. Md. Jan. 24, 2012). Unlike a corporation, a limited partnership's principal place of business is not considered. *E.g.*, *Trafigura AG v. Enter. Prod. Operating LLC*, 995 F. Supp. 2d 641, 646 (S.D. Tex. 2014) (citing *Carden v. Arkoma Assocs.*, 494 U.S. 185, 189–96 (1990)) ("The citizenship of all unincorporated entities, . . . is determined by the citizenship of each of its underlying members, not by its state of organization and the state in which its principal place of business is located."). Driver's general

9 Defendants Barr (Clear Spring, MD), Boal (Oakland, MD), Burkey (Cumberland, MD), Kurtz (Oakland, MD), McCullough (Oakland, MD), McDonald (Swanton, MD), Rodeheaver (Accident, MD), Ruddell (Grantsville, MD), Rudy (Oakland, MD), and Shockley (Frederick, MD) are residents of Maryland. Defendants Milon and Walls reside in McLean, VA and Morgantown, WV, respectively.

partner is Driver Management Company LLC, a Delaware limited liability company whose sole member (Cooper) is a resident of Connecticut; thus, Driver is a resident of Connecticut. *Schaftel*, 2012 WL 219511 at *1. Driver is also a resident of the states in which its limited partners reside—Florida, New York, Ohio, Tennessee, and Texas. Taking into account the totality of Driver's citizenship, its relationship with New York is no greater than its relationship with Connecticut, Florida, Ohio, Tennessee, or Texas, and certainly no greater than the significant interest Maryland has to these claims. Defendants did not (because they cannot) explain how Driver's relationship with New York should be considered different or more significant than these other jurisdictions, and Defendants likewise fail to grapple with the epicenter of the dispute in Maryland.[10]

Maryland law governs where the dispute "centers around" Maryland activity. *See Ziemkiewicz v. R+L Carriers, Inc.*, 996 F. Supp. 2d 378, 104 (D. Md. 2014) (Maryland had the most significant relationship to aggregate defamation where the "case centers around the Defendants' place of business in Hagerstown, Maryland, where the relationship between [the parties] was based."). The instant lawsuit centers around First United, a Garrett County bank regulated under Maryland law (*e.g.*, Compl. ¶¶ 38–49), and concerns Maryland governance issues (*e.g.*, *id.* ¶¶ 13–18, 32, 35, 36, 56). Defendants lobbied and pressured the Maryland Commissioner to prohibit Driver from voting lawfully purchased shares and then apply a tortured interpretation of First United's Maryland bylaws to claim that Driver couldn't nominate candidates for election to director. *Id.* ¶ 36. The defamation involves incorrectly asserting that Driver violated Maryland law (FI § 3–314). *E.g.*, *id.* ¶ 204. And the greatest injury to Driver's reputation is in Maryland, where the majority of FUNC's directors are located. Maryland law governs these claims.

---

10 Defendants did not argue in their motion that Driver failed to plead defamation or defamation *per se* under Maryland law, choosing to rely solely on their assertion of New York authority. *See generally* ECF No. 18-1. Of course, any new arguments by Defendants should not be considered on reply. *U.S. Home Corp. v. Settlers Crossing, LLC*, 2012 WL 3536691, at *4 (D. Md. Aug. 14, 2012).

B. Driver Adequately Pleaded Defamation and Defamation *Per Se* Under Maryland Law.

To plead a defamation claim under Maryland law, a plaintiff must allege specific facts establishing four elements: "(1) that the defendant made a defamatory statement to a third person; (2) that the statement was false; (3) that the defendant was legally at fault in making the statement; and (4) that the plaintiff thereby suffered harm." *Indep. Newspapers, Inc. v. Brodie*, 407 Md. 415, 441 (Md. 2009) (quoting *Offen v. Brenner*, 402 Md. 191, 198 (Md. 2007)). A "defamatory statement" is one "which tends to expose a person to public scorn, hatred, contempt or ridicule, thereby discouraging others in the community from having a good opinion of, or associating with, that person." *Brodie*, 407 Md. at 441 (quoting *Offen*, 402 Md. at 198–99). A "false" statement is one "that is not substantially correct." *Batson v. Shiflett*, 325 Md. 684, 726 (Md. 1992).

"The element of fault requires a showing of either actual malice or negligence. A statement that is defamatory *per se* and published with actual malice does not require a showing of harm, but a negligent statement does require such a showing." *KDSTI Slassie Tewahdo Church v. Ghebreamlak*, 2008 WL 11366449, at *3 (D. Md. July 17, 2008). "Words or conduct are defamatory *per se* when 'their injurious character is a self-evident fact of common knowledge of which the court takes judicial notice and need not be pleaded or proved.'" *Smith v. McGraw*, 2011 WL 1599579, at *7 (D. Md. Apr. 27, 2011). A statement that "disparages the business reputation of a plaintiff is one of the categories traditionally considered to be defamation *per se*." *S. Volkswagen, Inc. v. Centrix Fin., LLC*, 357 F. Supp. 2d 837, 843 (D. Md. 2005). Likewise, a statement that "falsely impute criminal conduct to a plaintiff are said to be defamatory *per se*." *KDSTI*, 2008 WL 11366449 at *4. Whether a statement constitutes defamation *per se* is a question of law for this Court, but if the "Court concludes that the statement is not defamatory *per se*, it is for the jury to determine whether the statement does, in fact, carry defamatory meaning." *Id.*

Driver adequately has pleaded defamation and defamation *per se* under Maryland law. Although the Commissioner never held Driver in violation of any law, First United represented to shareholders the contrary. Compl. ¶¶ 20–21, 141, 201–17. Defendants' statements were knowingly false and misleading. *E.g.*, *id.* ¶¶ 70, 217. Defendants were legally at fault in making each statement, as the statements were made with actual malice. *Id.* ¶¶ 205, 214. And, as a result of Defendants' knowingly false statements, Driver's reputation has suffered—particularly in Maryland. *Id.* ¶¶ 207, 216. The statements "would adversely affect [Driver's] fitness for the proper conduct of his business" and "such words are actionable *per se* at common law." *Hearst Corp. v. Hughes*, 297 Md. 112, 118 (Md. 1983). In such a circumstance, damages are presumed. *Shabazz v. Bob Evans Farms, Inc.*, 163 Md. App. 602, 641 (Md. Ct. Spec. App. 2005).

Defendants' half-hearted attempts to refute the falsity of select statements warrant only brief mention. MTD at 24–25. The falsity in First United quoting text from the May 14 letter isn't that it used the wrong words; it's that First United falsely attributed them to the Commissioner. There is a world of difference between agency staff making a recommendation—which has no greater legal effect than First United making an allegation—and the Commissioner making a finding of fact or conclusion of law. The same applies to First United's false statements about Driver having violated the law. First United did not merely state that *it* believed Driver had violated the law; rather, First United said *the Commissioner found* Driver in violation of the law. That First United's belief was wrong as a "question of legal interpretation," MTD at 27, does nothing to ameliorate the falsity of the *factual* representation it made to all investors. And First United's disingenuous retort that it can't possibly have "instigated" the Commissioner's investigation because First United is not the Commissioner, MTD at 19 n. 13, flies in the face of Defendants' own use of the same term to refer to *First United*'s conduct. *See* Compl. ¶ 88 ("[A]s

I stated during our meeting, it is extremely important to FUNC that Driver not come away from th[e] meeting feeling that FUNC instigated your investigation.").

These are false statements of fact, not opinion, to which Defendants cannot prove an applicable privilege. *Piscatelli v. Van Smith*, 424 Md. 294, 307 (Md. 2012) ("Whether a conditional privilege exists is a question of law, and the defendant bears the burden of proof to establish the privilege.").[11] But Defendants also are wrong that statements of opinion "cannot be defamatory," MTD at 26, and that Driver failed to plead actual malice, MTD at 28. *First*, statements of opinion may be defamatory "if the recipient draws the reasonable conclusion that the derogatory opinion expressed in the comment must have been based on undisclosed defamatory facts." *Adler v. Am. Standard Corp.*, 538 F. Supp. 572, 576 (D. Md. 1982). Accepting *arguendo* that Defendants' statements were "opinion" they remain actionable as they require a recipient to presume undisclosed defamatory facts—that Driver failed to follow applicable laws. *E.g.* Compl. ¶ 126. *Second*, Driver adequately pleaded actual malice—"knowledge that statements were false or made with reckless disregard of the truth." *Shabazz*, 163 Md. App. at 641 n. 8. Defendants here behaved with actual malice in their orchestrated campaign "designed and intended to encourage a finding by the Commissioner that Driver had violated FI § 3-314, so that First United would not have to count Driver's votes at the upcoming annual meeting, and would not have to recognize Driver's nominees as candidates for election." Compl. ¶ 73; *see, e.g.*, *id.* ¶¶ 85, 89, 123.

Although unnecessary because Driver adequately pleaded actual malice and statements that were defamatory *per se*, Driver also adequately pleaded special damages. "Actual damages may include economic loss, as well as impairment of reputation and standing in the community, personal humiliation, and mental anguish and suffering." *Clayton v. Fairnak*, 2018 WL 6446440,

---

11 Asserting a defamation privilege "is inappropriate at the pleading stage." *KDSTI*, 2008 WL 11366449 at *4.

at *4 (D. Md. Dec. 10, 2018). Driver pleaded that Defendants' defamation caused reputational and other actual damages, diminishing the value of Driver's shares. Compl. ¶¶ 206–07, 215–16.

C. New York's "Fair and True" Privilege Does Not And Would Not Apply.

Even under the inapplicable law of New York, that state's absolute privilege for "fair and true" reports does not apply here. Artfully crafting statements to create false impressions does not "capture[] the gist" of reported statements. MTD at 24–25. In protesting that the relationships they abused were not "with trade associations," *id.* (citing Compl. ¶130), Defendants ignore that the thrust of the allegation was that they used these relationships "to influence the investigation"—as Driver alleged with particularity in the next paragraph, Compl. ¶ 131. And while Defendants might have chosen to remain silent, once they decided to cite the Commissioner's investigation as a basis to discredit Driver, they had an affirmative obligation to disclose the relevant facts about its genesis—and their role in it—as required by federal securities laws. *E.g.*, 17 C.F.R. § 240.12b-20 (requiring disclosure of "any material information as may be necessary to ensure that the reports are not misleading"). Defendants' statements were crafted for the specific *purpose* of conveying false impressions, and therefore cannot fit within the New York reporting privilege.

The absolute privilege would not apply anyway when "the context in which the statements are made makes it impossible for the ordinary viewer to determine whether defendant was reporting on a judicial proceeding." *Greenberg v. Spitzer*, 155 A.D.3d 27, 43 (2d Dep't 2017). Driver alleges—and Defendants do not argue otherwise—that Driver was never found to be in violation of Maryland law; yet, First United's May 20, 2020 supplemental proxy statement said that "Driver was found to be in violation of Maryland law." MTD at 24. As this never happened, the statement was not a "fair" or "true" report of any ongoing proceedings. New York's absolute privilege therefore cannot apply.

IV. DRIVER HAS PLEADED AN ACTIONABLE CLAIM FOR TORTIOUS INTERFERENCE WITH ECONOMIC RELATIONS (COUNT VII).

The tort of intentional interference with economic relations is "well-established in Maryland." *Hebbeler v. First Mariner Bk*, 2020 WL 1033586, at *18 (D. Md. Mar. 2, 2020). A claim involves these elements: "(1) intentional and willful acts; (2) calculated to cause damage to the plaintiffs in their lawful business; (3) done with the unlawful purpose to cause such damage and loss, without right or justifiable cause on the part of the defendants (which constitutes malice); and (4) actual damage and loss resulting." *Blondell v. Littlepage*, 413 Md. 96, 125 (Md. 2010).

Driver conducted in-depth market research concluding that a sale of First United would materially increase the share price. Compl. ¶ 16. Potential buyers attempted to acquire FUNC in late 2019 at a price in the predicted range. *Id.* ¶ 28. Rodeheaver took steps to prevent any buyer from making a formal proposal to the board and flatly asserted that First United "was not for sale." *Id.* Other Director Defendants also did not want to cause a sale because they would lose the privileges of office, so they launched a secret campaign to invalidate Driver's voting stock and to undermine its nominations for director. *Id.* ¶ 25. In so doing, they willfully breached statutory and common law fiduciary duties, damaging Driver's economic expectancy of a higher share price from one of the potential buyers who approached Rodeheaver. Driver is entitled to relief.

V. DEFENDANTS ENGAGED IN UNFAIR COMPETITION (COUNT VIII).

Maryland recognizes the common law tort of unfair competition because "no one . . . is justified in damaging or jeopardizing another's business by fraud, deceit, trickery, or unfair methods of any sort." *Baltimore Bedding Corp. v. Moses*, 182 Md. 229, 236–37 (Md. 1943). "Acts that can constitute unfair competition include those that 'substantially interfere[ ] with the ability to compete or conflict[ ] with accepted principles of public policy.'" *Brightview Grp., LP v. Teeters*, 441 F. Supp. 3d 115, 134–35 (D. Md. 2020) (quoting *Paccar Inc. v. Elliot Wilson Capitol*

Trucks LLC, 905 F. Supp. 2d 675, 691 (D. Md. 2012)). "What constitutes unfair competition in a given case is governed by its own particular facts and circumstances." *Id.*

Defendants argue that this tort claim "falls short" because Driver and Defendants "do not compete." MTD at 33. A "proxy contest," by definition, is a competition "between two corporate factions to obtain the votes of uncommitted shareholders." *Proxy Contest*, BLACK'S LAW DICTIONARY (11th ed. 2019). And a proxy contest "occurs when a group of dissident shareholders mounts a battle against the corporation's managers." *Id.* So contrary to Defendants' assertion, Driver and Defendants competed. But Defendants did more than compete—they engaged in gamesmanship and did not play fairly, cheating the competition by way of "fraud and deception." *See Brightview Grp.*, 441 F. Supp. 115 at 134. By attempting to disenfranchise Driver's voting rights and confusing shareholders of the status of Driver's nominations, Defendants have "substantially interfere[d] with [Driver's] ability to compete." *Id.*

VI. DEFENDANTS HAVE BEEN UNJUSTLY ENRICHED (COUNT IX).

Under Maryland law, the elements of a claim of unjust enrichment are "(1) the plaintiff confers a benefit upon the defendant; (2) the defendant knows or appreciates the benefit; and (3) the defendant's acceptance or retention of the benefit under the circumstances is such that it would be inequitable to allow the defendant to retain the benefit without the paying of value in return." *Mona*, 176 Md. App. at 712–13. Driver has invested upward of $5 million into First United. Despite appreciating its investment, the Director Defendants went behind Driver's back to disenfranchise its stock ownership rights and instigated a frivolous investigation of him for the purpose of invalidating its ability to nominate and vote on directors who manage First United and that investment. Accordingly, the Director Defendants have been unjustly enriched as a result of compensation and benefits as directors or officers of First United while breaching their fiduciary duties owed to the shareholders.

CONCLUSION

Defendants acted for the express purpose of stripping Driver's voting rights and preventing it from nominating director candidates, to deprive all shareholders of a meaningful choice in their board representation. First United lied to investors about the voting process, the genesis and impact of the Commissioner's investigation, and Driver's shareholder rights, irreparably tainting the election. These acts were neither justified nor privileged. Defendants breached their fiduciary duties of care, loyalty, good faith, obedience and disclosure, abused administrative and judicial processes, and defamed Driver with false statements of fact. Based on all the foregoing reasons, the Court should deny Defendants' motion to dismiss.

Respectfully submitted,

Dated: November 10, 2020

MORGAN, LEWIS & BOCKIUS LLP

s/ Jason R. Scherr
Jason R. Scherr
1111 Pennsylvania Avenue, NW
Washington, DC 20004
T: (202) 739-3000
F: (202) 739-3001
jr.scherr@morganlewis.com

Counsel for Plaintiff